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                                                                     EXHIBIT 5.1


                 [GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]



August 4, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  SCICLONE PHARMACEUTICALS, INC.
     REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

As legal counsel for SciClone Pharmaceuticals, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 2,923,469 shares of Common Stock (the "Shares"), issued by the Company or issuable upon exercise of warrants issued by the Company in connection with the Company's July 2, 1999 financing.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion herein after expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the 1,370,145 Shares issued by the Company are, and the 1,553,324 Shares issuable upon exercise of the warrants, when issued in accordance with the terms of the warrants, will be, duly authorized, validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Respectfully submitted,


/s/ GRAY CARY WARE & FREIDENRICH LLP

GRAY CARY WARE & FREIDENRICH LLP